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EXHIBIT 1


                                                                  April 25, 2005

Mr. Richard C. Bricker, Jr.
Chairman, Corporate Governance Committee
TIB Financial Corp.
599 9th Street N
Naples, FL 34102

Re: Resignation

During a previous meeting that you had with me, you explained that the TIB Financial Corp. Corporate Governance Committee was recommending to the Board that the composition of the Board should be changed to include only one inside Director, that this inside Director was to be the company's CEO and that the number of Directors on both Boards would be reduced to eight members. Therefore, I would be asked to step down from the Board prior to the company's annual meeting to be held on April 26, 2005 even though my current term on the Board does not expire until the 2006 annual meeting. The Board was presented with your recommendation and it was approved.

In order to comply with the wishes of the Board, and in order to effect a smooth and cooperative transition, and in consideration of the best interests of the company, I am herewith submitting my resignation, effective April 25, 2005, from the Board of Directors of both TIB Financial Corp. and TIB Bank for these stated reasons, and these reasons only.


Sincerely,

/s/ Millard J. Younkers, Jr.

Millard J. Younkers, Jr.
Executive Vice President